EXHIBIT 99.1
                                                                    ------------

                                           CONTACT:    Paul D. Baker
                                                       Comverse Technology, Inc.
                                                       810 Seventh Avenue
                                                       New York, New York 10019
                                                       (212) 739-1060

             COMVERSE TECHNOLOGY ANNOUNCES FIRST QUARTER FISCAL 2007
              PRELIMINARY UNAUDITED SELECTED FINANCIAL INFORMATION

             REVENUE INCREASED 10% YEAR-OVER-YEAR TO $405.7 MILLION;
                OPERATING LOSS ON A GAAP BASIS OF $60.4 MILLION;
             ADJUSTED (NON-GAAP) OPERATING INCOME* OF $7.9 MILLION



NEW YORK, NY, June 11, 2007 - Comverse Technology, Inc. (Pink Sheets: CMVT.PK) today announced preliminary unaudited selected financial information for the first quarter of fiscal 2007 ended April 30, 2007. For the first quarter, the company posted revenue of $405.7 million, an increase of 10% over first quarter fiscal 2006 revenue of $369.2 million. First quarter 2007 loss from operations on a GAAP basis was $60.4 million, compared with GAAP income from operations of $8.6 million for the first quarter of fiscal 2006. Operating income, on an adjusted (non-GAAP) basis, was $7.9 million for the first quarter of fiscal 2007, compared with adjusted (non-GAAP) operating income of $37.1 million for the first quarter of fiscal 2006. This preliminary unaudited selected financial information is subject to change, and is based on information currently available to the company. Material adjustments may result from the company's ongoing investigations described below. In addition, the company's independent registered public accounting firm has not reviewed or audited the financial information presented herein and, therefore, such financial information may be subject to additional adjustments, which could be material.


Comverse Technology, Inc.
-------------------------

Andre Dahan, President and Chief Executive Officer of Comverse Technology, Inc. said, "Our 10% revenue growth this quarter was achieved despite two factors: (1) a slowdown in spending across the telecom industry and (2) slower bookings momentum in products and services over the past few quarters at both Comverse, Inc. and Ulticom, Inc. This was partially offset by continued strength at our Verint Systems Inc. subsidiary. Comverse Technology's subsidiaries maintain strong positions in their respective markets, offering high-value products to their customers, and each has opportunities for profitable growth in the future."


Comverse, Inc.
--------------

Mr. Dahan said, "We have just begun building the new Comverse framework for profitable growth, focusing on financial discipline while developing the flexibility to identify and realize the new revenue drivers that will address the most important needs of our customers. Comverse's cost structure has not been properly aligned to the deceleration in bookings experienced over the past several quarters and, as a result, our operating margins began to decline late last year. Since joining the company on April 30 of this year, it has been my highest priority to conduct a comprehensive operational review focused on our Comverse subsidiary, with the objective of achieving double-digit adjusted (non-GAAP) operating margins within a few quarters, while reinvigorating business momentum. We are now implementing our first set of actions to improve profitability over the near-term. Accordingly, Comverse expects to implement an immediate action to reduce its workforce by approximately 6%. This reduction in force, along with process improvements and reductions in other expenses and



---------------
* "GAAP" refers to generally accepted accounting principles. Adjusted (non-GAAP) income from operations is presented in a manner consistent with the company's prior practice with respect to presentation of financial measures on a "pro forma" (i.e., non-GAAP) basis.

COMVERSE TECHNOLOGY FIRST QUARTER FISCAL 2007



infrastructure items, is designed to contribute to the desired operating margin goal. The new Comverse framework will create a more agile company capable of delivering sustained operational improvement and excellence, investing and de-investing with flexibility and leading us into a new era of profitable growth."


Verint Systems Inc.
-------------------

"During the quarter, Verint Systems achieved record revenue, with higher expense levels due, in part, to increased spending in preparation for its strategic acquisition of Witness Systems. This acquisition closed in May, following quarter end, and creates a new leader in workforce and enterprise optimization, and opens new opportunities for profitable growth," said Mr. Dahan.


Ulticom, Inc.
-------------

"Ulticom experienced a revenue decline as post-merger integration at large telecom OEM customers continued to result in a slowdown in project spending," said Mr. Dahan.


Strategic Review
----------------

Mr. Dahan concluded, "As previously announced, we continue to advance our comprehensive strategic review of the Comverse Technology portfolio, and its corporate and capital structure. We are conducting this review with the overriding goal of maximizing shareholder value."


Special Committee
-----------------

Comverse Technology also announced that the Special Committee of the company's Board of Directors has substantially completed the investigation portion of certain financial and accounting matters originally announced in mid-November 2006. This forensic investigation produced the data necessary for the company to begin the internal process of restating past financial statements, after which the external audit by the company's independent registered public accounting firm can begin.

The company expects to become current in its filings with the Securities and Exchange Commission by the end of fiscal 2007. Any additional information that may be discovered in the subsequent reviews or audits by the company's finance and accounting staff or independent registered public accounting firm could result in delays to the restatement and filing process, and in adjustments to the financial information presented herein, and such adjustments could be material. The timing of the company's restatements and filings may be dependent on the timing of the completion of similar activities at its Verint Systems Inc. and Ulticom, Inc. subsidiaries. The company continues to believe that the aggregate historical sales and total cash flows as previously reported are not likely to materially change.

COMVERSE TECHNOLOGY FIRST QUARTER FISCAL 2007



PRESENTATION OF NON-GAAP FINANCIAL MEASURE

Comverse Technology provides adjusted (non-GAAP) income from operations as additional information for its operating results. This measure is not in accordance with, or an alternative for, GAAP financial measures and may be different from, or not comparable to similarly titled or other non-GAAP financial measures used by other companies. The company believes that this presentation of adjusted (non-GAAP) income from operations provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations as viewed by management in monitoring the company's businesses. In addition, management uses this non-GAAP financial measure for reviewing the financial results of the company and for budget-planning purposes.

 PRELIMINARY FIRST QUARTER 2006 AND 2007 SELECTED CONSOLIDATED FINANCIAL ITEMS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                        THREE MONTHS ENDED
                                                              APRIL 30,
                                                      ------------------------
                                                         2006           2007
                                                      ---------      ---------
GAAP BASIS
Revenue:
   Comverse, Inc.                                     $ 258,043      $ 284,543
   Starhome B.V                                          10,253          9,667
   Intercompany eliminations                             (3,062)        (1,307)
                                                      ---------      ---------
   Comverse Network Systems segment                     265,234        292,903
Security and Business Intelligence Recording
segment (Verint)                                         87,736        101,274
Service Enabling Signaling Software segment
(Ulticom)                                                15,702         11,414
All other                                                 2,168          1,579
Intercompany eliminations                                (1,664)        (1,444)
                                                      ---------      ---------
                                                      $ 369,176      $ 405,726
                                                      =========      =========


Income (loss) from operations                         $   8,584      $ (60,396)
Operating margin                                            2.3%         (14.9)%

NON-GAAP BASIS

Revenue                                               $ 369,176      $ 405,726
Adjusted (non-GAAP) income from operations               37,136          7,919
Operating margin                                           10.1%           2.0%

RECONCILIATION OF GAAP TO ADJUSTED (NON-GAAP)

Income (loss) from operations - GAAP Basis            $   8,584      $ (60,396)
Non-GAAP adjustments:
   Non-cash stock-based compensation                     13,250         10,948
   Special Committee investigation expenses               7,019         32,125
   Amortization of acquisition-related
intangibles                                               6,880          9,191
   Retention bonus                                         --           14,025
   Other                                                  1,403          2,026
                                                      ---------      ---------
Adjusted (non-GAAP) income from operations            $  37,136      $   7,919
                                                      =========      =========

COMVERSE TECHNOLOGY FIRST QUARTER FISCAL 2007



FIRST QUARTER 2007 FINANCIAL AND OPERATIONAL REVIEW


Revenue and Operations
----------------------

Comverse Technology, Inc. reported consolidated revenue of $405.7 million for the 2007 first quarter, a $36.6 million, or 10%, increase over revenue of $369.2 million for the prior-year period, and a $9.3 million, or 2%, decrease from revenue of $415.1 million for the fourth quarter.

Revenue at the company's Comverse, Inc. subsidiary was $284.5 million for the first quarter of 2007, or 70.1% of consolidated revenue, a $26.5 million, or 10%, increase over revenue of $258.0 million for the prior-year period, and a $8.8 million, or 3%, decrease from revenue of $293.3 million for the fourth quarter. $16.2 million of the year-over-year growth was attributable to contributions from Comverse, Inc.'s May 2006 acquisition of Netcentrex. Despite the slowdown in subsidiary bookings and industry-wide spending experienced over the past several quarters, end-user adoption of wireless value-added services and VoIP-based services, we believe that two major demand drivers for Comverse, Inc.'s products and services, remains healthy, as does demand for next-generation billing and customer care solutions for service, content, and e-commerce providers. These solutions are designed to reduce customers' operating costs, while enabling services that foster customer loyalty and satisfaction.

During the first quarter, Comverse, Inc. announced the appointment of Yaron Tchwella to lead the unit as President, with a focus on improving profitability and positioning Comverse, Inc. to serve the expanding range of service provider needs in messaging, content delivery, converged IP communications, and converged real-time billing and customer care. During the first quarter, Comverse, Inc. announced new product launches and enhancements with Real-Time Billing 5.0, featuring a new advanced marketing engine and service customization and self-care capabilities, and Instant SMS, which converges the highly popular text messaging application with attractive elements of the instant messaging user experience. Comverse also announced new customer selections or deployments across a range of products, including converged billing and customer care, SMS, converged IP telephony and IP Centrex, wireless multimedia content delivery, including ringback tones, and the Insight IP Open Services Environment for messaging and other Value-Added Services. InSight has now been selected by more than 100 customers worldwide, and serves more than 250 million end-users. Overall, Comverse, Inc. products and applications are used by hundreds of millions of people, through more than 500 service providers in more than 130 countries.

Revenue at the company's Verint Systems Inc. subsidiary was $101.3 million for the first quarter of 2007, or 25% of consolidated revenue, a $13.5 million, or 15%, increase over revenue of $87.7 million for the prior-year period, and a $2.9 million, or 3%, increase over revenue of $98.4 million for the fourth quarter. Verint experienced continued demand for its solutions for security and business interaction intelligence. The growth in unstructured data, in the form of captured voice, video, and text, has created opportunities for Verint's analytic software to deliver timely actionable intelligence to enhance security and improve business performance. During the first quarter, Verint announced the strategic acquisition of Witness Systems, which closed in late May, after first quarter-end. The combination of Verint and Witness creates a leader in workforce and enterprise optimization solutions, with the broadest portfolio of solutions in the market for contact centers, back-offices, and branch operations. Verint also launched new products and capabilities, such as Verint Performance Management, STAR-GATE Lite, a new broadband and VoIP solution that supports CALEA lawful interception regulations, and an expansion of the Nextiva video security portfolio to enhance municipal security.

COMVERSE TECHNOLOGY FIRST QUARTER FISCAL 2007



Revenue at the company's Ulticom, Inc. subsidiary was $11.4 million for the first quarter of 2007, or 2.8% of consolidated revenue. This represents a $4.3 million, or 27%, decline from revenue of $15.7 million for the prior-year period, and a $2.7 million, or 19%, decrease from revenue of $14.1 million for the fourth quarter. SS7 and SIP-based signaling opportunities at large telecommunications OEM customers were deferred following post-merger integration activities.

Revenue at the company's Starhome B.V. subsidiary was $9.7 million for the first quarter of 2007, a $0.6 million, or 6%, decrease from revenue of $10.3 million for the prior-year period, and a $0.6 million, or 6%, decrease from revenue of $10.2 million for the fourth quarter.


Backlog
-------

Backlog represents signed purchase orders or customer commitments deemed to be firm that have not yet been recognized as revenues as of the balance sheet date but are expected to be recognized in the next 12 months.

Consolidated 12-month orders backlog of $758.7 million at April 30, 2007 was 2.3% above the $741.9 million backlog at the prior-year period, and 4.2% below the $791.8 million backlog at January 31, 2007.


Operating Income/Margins
------------------------

GAAP Basis -- Loss from operations on a GAAP basis was $60.4 million for the first fiscal quarter of 2007, compared to income from operations of $8.6 million for the first quarter of fiscal 2006. This $69.0 million decline reflects an increase in Special Committee investigation and related expenses of $25.1 million; and $14 million in cash compensation in-lieu of equity-based compensation as a key employee retention tool. Operating margin on a GAAP basis for the first fiscal quarter of 2007 was negative 14.9%, compared with 2.3% for the prior-year period.

First quarter 2007 loss from operations on a GAAP basis increased by $42.9 million compared to the $17.5 million loss from operations for the fourth quarter of 2006. Operating margin on a GAAP basis was negative 4.2% for the fourth quarter.

Adjusted (Non-GAAP) Basis -- Adjusted (non-GAAP) income from operations was $7.9 million for the first quarter of fiscal 2007, a 79% decrease from the $37.1 million for the prior-year period. Adjusted (non-GAAP) operating margin declined to 2.0% for the first quarter of fiscal 2007 from 10.1% for the prior-year period.

First quarter 2007 adjusted (non-GAAP) income from operations declined by $19.7 million from $27.6 million for the fourth quarter of fiscal 2006. Operating margin on an adjusted (non-GAAP) basis was 6.6% for the fourth quarter.

Reconciliations of adjusted (non-GAAP) income from operations to the most comparable financial measure calculated and presented in accordance with GAAP are set forth herein in the section entitled "Reconciliations."

COMVERSE TECHNOLOGY FIRST QUARTER FISCAL 2007



Cash, Cash Equivalents, Bank Time Deposits and Short-Term Investments
---------------------------------------------------------------------

The company ended the first quarter of fiscal 2007 with cash and cash equivalents, bank time deposits and short-term investments of $1,827.1 million, compared to $1,883.0 million at January 31, 2007, for a decrease of approximately $55.9 million. Following the close of the first quarter, the company purchased $293 million in preferred stock from its Verint Systems subsidiary, which used the proceeds to fund in part its $950 million acquisition of Witness Systems.


Debt
----

The company ended the quarter with convertible debt of $419.6 million. Following the close of the first quarter, the company's Verint Systems subsidiary entered into a $650 million 7-year term loan facility to fund in part its acquisition of Witness Systems.


Special Items
-------------

Operating expenses presented on a GAAP basis primarily reflect the incurrence of the following special items:

o Special Committee investigation and related expenses totaled approximately $32.1 million for the three months ended April 30, 2007. The company expects the rate of expenses related to the Special Committee to decrease significantly beginning in the second quarter ending July 31, 2007.

o Because of limitations on the company's ability to issue equity-based compensation prior to regaining compliance with its reporting obligations under the federal securities laws, the Boards of Directors of the company and certain of its subsidiaries previously authorized and disclosed additional cash compensation in lieu of equity-based compensation as a key employee retention tool in the aggregate amount of approximately $61.9 million. In the first quarter of fiscal 2007, $14.0 million of this retention compensation was charged as an expense, for a total of $20.9 million charged through April 30, 2007, and the company expects the balance to be recorded in the current fiscal year ending January 31, 2008.

o     Amortization of acquisition-related intangibles of $9.2 million.

The company is in the process of finalizing its arrangements for audits and related fees for fiscal 2006. In that regard, the company estimates that it will increase its selling, general and administrative charges for audit fees related to fiscal 2006 by approximately $1.7 million.

Reconciliations of adjusted (non-GAAP) income from operations to the most comparable financial measure calculated and presented in accordance with GAAP are set forth herein in the section entitled "Reconciliations."

COMVERSE TECHNOLOGY FIRST QUARTER FISCAL 2007



RECONCILIATIONS

              RECONCILIATIONS OF GAAP BASIS INCOME FROM OPERATIONS
            TO ADJUSTED (NON-GAAP) INCOME FROM OPERATIONS (UNAUDITED)
                                 (IN THOUSANDS)

                               FIRST QUARTER 2007
--------------------------------------------------------------------------------

                                                           THREE MONTHS ENDED
                                                         ----------------------
                                                         APRIL 30,     APRIL 30,
                                                           2006          2007
                                                         --------      --------
GAAP basis income (loss) from operations                 $  8,584      $(60,396)

Adjustments:
   Stock-based compensation                                13,250        10,948
   Special Committee investigation expenses -
   professional fees                                        6,912        31,398
   Special Committee investigation expenses -
   compensation and other                                     107           727
   Amortization of acquisition-related
   intangibles                                              6,880         9,191
   Retention bonus                                           --          14,025
   Strategic alternatives                                    --             903
   Acquisition-related charges                              1,403           283
   Other                                                     --             840
                                                         --------      --------
Total adjustments                                          28,552        68,315
                                                         --------      --------
Adjusted (non-GAAP) income from operations               $ 37,136      $  7,919
                                                         ========      ========

COMVERSE TECHNOLOGY FIRST QUARTER FISCAL 2007



CONFERENCE CALL INFORMATION

The company plans to conduct a conference call on Wednesday, June 20, 2007 at 4:30 PM EDT. To listen to the conference call live, dial 800-951-9235 (domestic) or 706-902-3107 (international). Please dial-in at least five minutes before the scheduled start time. A live and archived webcast can be accessed at www.cmvt.com.


ABOUT COMVERSE TECHNOLOGY, INC.

Comverse Technology, Inc. is the world's leading provider of software and systems enabling network-based multimedia enhanced communication and billing services. The company's Total Communication portfolio includes value-added messaging, personalized data and content-based services, converged IP communications solutions, and real-time converged billing solutions. Over 500 communication and content service providers in more than 130 countries use Comverse products to generate revenue, and improve customer loyalty and operational efficiencies.

Other Comverse Technology subsidiaries include: Verint Systems (Pink Sheets:
VRNT.PK), a leading provider of analytic software-based actionable intelligence solutions for security and business interaction intelligence; and Ulticom (Pink
Sheets: ULCM.PK), a leading provider of service essential signaling solutions for wireless, wireline, and Internet communications.

For additional information, visit the Comverse Technology website at www.cmvt.com.

All product and company names mentioned herein may be registered trademarks or trademarks of Comverse or the respective referenced company(s).

This release contains "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that any forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could affect the company include: the results of the investigation of the Special Committee, appointed by the Board of Directors on March 14, 2006, of matters relating to the company's stock option grant practices and other accounting matters, including errors in revenue recognition, errors in the recording of deferred tax accounts, expense misclassification, the possible misuse of accounting reserves and the understatement of backlog; the impact of any restatement of financial statements of the company or other actions that may be taken or required as a result of such reviews; the company's inability to file reports with the Securities and Exchange Commission; the effects of the delisting of the company's Common Stock from NASDAQ and the quotation of the company's Common Stock in the "Pink Sheets," including any adverse effects relating to the trading of the stock due to, among other things, the absence of market makers; risks relating to alleged defaults under the company's ZYPS indentures, including acceleration of repayment; risks of litigation (including pending securities class actions and derivative lawsuits) and of governmental investigations or proceedings arising out of or related to the company's stock option practices or any other accounting irregularities or any restatement of the financial statements of the company, including the direct and indirect costs of such investigations and restatement; risks related to Verint Systems Inc's. merger with Witness Systems, Inc., including risks associated with integrating the businesses and employees of Witness; risks associated with integrating the businesses and employees of the Global Software Services division acquired from CSG Systems International, Netcentrex S.A. and Netonomy, Inc.; changes in the demand for the company's products; changes in capital spending among the company's current and prospective customers; the risks associated with the sale of large, complex, high capacity systems and with new product introductions as well as the uncertainty of customer acceptance of these new or enhanced products from either the company or its competition; risks associated with rapidly changing technology and the ability of the company to introduce new products on a timely and cost-effective basis; aggressive competition may force the company to reduce prices; a failure to compensate any decrease in the sale of the company's traditional products with a corresponding increase in sales of new products; risks associated with changes in the competitive or regulatory environment in which the company operates; risks associated with prosecuting or defending allegations or claims of infringement of intellectual property rights; risks associated with significant foreign operations and international sales and investment activities, including fluctuations in foreign currency exchange rates, interest rates, and valuations of public and private equity; the volatility of macroeconomic and industry conditions and the international marketplace; risks associated with the company's ability to retain existing personnel and recruit and retain qualified personnel; and other risks described in filings with the Securities and Exchange Commission.


                                      ####